EXHIBIT 24

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			[Ernst & Young letterhead]



		      CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-65848) pertaining to the 1990 Incentive Plan of Gentner Communications Corporation of our report dated August 4, 1995, with respect to the financial statements of Gentner Communications Corporation included in the Annual Report (Form 10-KSB/A) for the year ended June 30, 1995.

We also consent to the use of our report dated August 4, 1995, included in the Annual Report of Form 10-KSB of Gentner Communications Corporation for the year ended June 30, 1995, with respect to the financial statements, as amended, included in the Form 10-KSB/A

						ERNST & YOUNG

						     /s/

Salt Lake City, Utah
February 21, 1996